Exhibit 99.1

First National Corporation and The Bank of Fincastle

Receive Shareholder Approvals for Merger

STRASBURG, VA and FINCASTLE, VA., June 22, 2021 --- At separate shareholder meetings held on June 16, 2021, First National (NASDAQ: FXNC) (the “Company” or “First National”), the parent holding company of First Bank, and The Bank of Fincastle (OTC: BFTL) (“Fincastle”), received the required approval of each company’s shareholders to proceed with the previously announced merger of Fincastle with and into First Bank (the “Merger”). The parties expect the Merger to be effective in the third quarter of 2021.

Based on financial information as of December 31, 2020, the combined company would have approximately $1.2 billion in assets, $1.1 billion in deposits, and $868 million in loans.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. First Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 14 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia and in the city of Richmond. In addition to providing traditional banking services, First Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

ABOUT THE BANK OF FINCASTLE

The Bank of Fincastle has been a leading financial services provider in the Roanoke region since 1875, and offers a full range of banking, lending and investment products. Headquartered in Fincastle, Virginia, The Bank of Fincastle has 6 full‐service branches, 13 ATM locations, a 7 a.m. to 7 p.m. drive through location and offers online deposit account opening, online real estate and consumer loan applications, online banking, mobile banking and 24/7 telephone banking. The Bank of Fincastle is a Member FDIC, Equal Housing Lender and Equal Opportunity Employer.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to our plans, objectives, expectations and intentions, are not historical facts, and are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expression. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the SEC.

In addition to factors previously disclosed in the reports filed by the Company with the SEC, additional risks and uncertainties may include, but are not limited to: (1) the risk that the cost savings and any revenue synergies from the proposed merger may not be realized or take longer than anticipated to be realized, (2) disruption from the proposed merger of customer, supplier, employee or other business partner relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the possibility that the costs, fees, expenses and charges related to the proposed merger may be greater than anticipated, (5) the ability of the Company to obtain required governmental approvals of the proposed merger, (6) reputational risk and the reaction of each of the parties’ customers, suppliers, employees or other business partners to the proposed merger, (7) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the proposed merger, (8) the risks relating to the integration of Fincastle’s operations into the operations of the Company, including the risk that such integration will be materially delayed or will be more costly or difficult than expected,  (9) the outcome of any legal proceedings that may be or have been instituted against the Company, First Bank, or Fincastle , (10) the risk of expansion into new geographic or product markets, (11) the dilution caused by the Company’s issuance of additional shares of its common stock in the proposed merger, and (12) general competitive, economic, political and market conditions.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Company’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the Company, Fincastle or any person acting on their behalf is expressly qualified in their entirety by the cautionary statements above. Neither the Company nor Fincastle undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Additional Information About the Merger and Where to Find It

First National has filed relevant documents concerning the merger with the SEC, including a registration statement on Form S-4 which includes a joint proxy statement of First National and Fincastle and a prospectus of First National. Shareholders of Fincastle can obtain a free copy of the joint proxy statement of First National and Fincastle and the prospectus of First National, as well as other filings by First National, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement of First National and Fincastle and the prospectus of First National and the filings with the SEC that are incorporated by reference in the joint proxy statement of First National and Fincastle and the prospectus of First National can also be obtained, without charge, by directing a request to Scott C. Harvard, First National Corporation, 112 West King Street, Strasburg, Virginia 22657, or by telephone at (540) 465-9121.

SHAREHOLDERS OF FINCASTLE ARE URGED TO READ THE JOINT PROXY STATEMENT OF FIRST NATIONAL AND FINCASTLE AND THE PROSPECTUS OF FIRST NATIONAL AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC REGARDING THE TRANSACTION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.

CONTACTS

Scott C. Harvard	C. Scott Steele
President and CEO	President and CEO
(540) 465-9121	(540) 473-2761
sharvard@fbvirginia.com	scott.steele@bankoffincastle.com